Luis A. Müller Named President of Cohu’s Semiconductor Equipment Group

POWAY, Calif., December 29, 2010 — Cohu, Inc. (NASDAQ:COHU) announced today that Luis A. Müller has been appointed President of its newly-formed Semiconductor Equipment Group which encompasses Cohu subsidiaries Delta Design, Inc. and Rasco GmbH. Mr. Müller has fourteen years experience in the semiconductor equipment industry, including from July 2005 as Vice President of the High Speed Handling Group for Delta Design, Inc. and additionally since January 2009 as Managing Director of Rasco GmbH in Kolbermoor, Germany. Previously, Mr. Müller spent nine years at Teradyne, where he held executive positions in engineering and business development. Mr. Müller has a PhD in Mechanical Engineering from Massachusetts Institute of Technology.

James A. Donahue, Cohu Chairman, President and Chief Executive Officer said “The establishment of the Semiconductor Equipment Group is a logical next step in the integration of our two IC test handler companies, Delta Design and Rasco. Under Luis’ leadership Rasco has established new records for sales, orders and net income.”

Donahue concluded, “Luis is exceptionally well-prepared for this assignment and I look forward to working with him to extend our market-leading position in IC test handlers and deliver increased profitability to our shareholders.”

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry as well as a supplier of microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106.